UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 25, 2012

CASH AMERICA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Texas	1-9733	75-2018239
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1600 West 7th Street

Fort Worth, Texas 76102

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 335-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e) On July 25, 2012, the Board of Directors of Cash America International, Inc. (the “Company”), on the recommendation of its Management Development and Compensation Committee (the “Committee”), approved a grant of 9,501 performance units that will be paid solely in cash (“Performance Units”) under the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “LTIP”), to Mr. Timothy S. Ho, the Company’s President-E-Commerce Division.

Each one-third of the Performance Units will be valued based on the year-over-year increase in earnings before interest, taxes, depreciation and amortization of the Company’s e-commerce segment (“EBITDA”) for 2012, 2013 and 2014, with the 2012 valuation based only on the last six months of 2012 compared to the last six months of 2011 and the 2013 and 2014 valuations based on fiscal years 2013 and 2014, respectively, each compared to its respective prior fiscal year (the “Valuation Periods”).

Subject to Mr. Ho’s continued employment with the Company and the achievement of a certain compound annual growth rate in EBITDA on each of the vesting dates (the “EBITDA Requirement”), the Performance Units will vest as follows: 16 2/3% of the award on January 1, 2013, 16 2/3% of the award on January 1, 2014 and 66 2/3% of the award on January 1, 2015. If the EBITDA Requirement is not met on any particular vesting date, the Performance Units scheduled to vest on that date will remain unvested and will again be eligible to vest on subsequent vesting dates, if any, subject to Mr. Ho’s continued employment with the Company and the achievement of the EBITDA Requirement on such subsequent vesting date. Payments for all Performance Units that vest will be made solely in cash within a reasonable period of time each year following the Committee’s certification that the vesting requirements have been met.

The total estimated value of Mr. Ho’s Performance Unit award on the date of grant, which assumes a year-over-year increase in EBITDA for each of the 2012, 2013 and 2014 Valuation Periods, was $705,728. This amount is only an estimate and does not reflect future earnings projections for the e-commerce segment. The value of the Performance Units that vest on each vesting date, if any, will be determined for each Valuation Period, and the value of the Performance Units could be significantly more or less than the value estimated on the grant date. The Performance Units do not have a minimum or maximum payout.

In addition, Mr. Ho’s award contains a “clawback” provision that allows the Committee to recoup all or some of the payments made to Mr. Ho pursuant to the award under certain circumstances when there is a material restatement of the Company’s financial results. Other terms of these awards are consistent with previously disclosed terms of the LTIP.

ITEM 8.01	OTHER EVENTS

On July 30, 2012, the Company’s Executive Vice President and Chief Financial Officer, Thomas A. Bessant, Jr., established a Rule 10b5-1 trading plan (the “Trading Plan”) for the sale, subject to minimum market price thresholds for the Company’s common stock set forth in the Trading Plan, of up to 50,000 shares of common stock of the Company that may be acquired upon the exercise of Mr. Bessant’s outstanding stock options that expire on January 22, 2013. The Trading Plan is part of Mr. Bessant’s personal financial planning strategy for asset diversification and liquidity. Sales under the Trading Plan will commence no earlier than August 30, 2012, and trading under the Trading Plan terminates on the earlier of the date all of Mr. Bessant’s stock options have been exercised pursuant to the Trading Plan or January 22, 2013.

The Trading Plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and the Company’s policies regarding transactions in its securities. Rule 10b5-1 permits individuals who are not then in possession of material nonpublic information to establish prearranged plans to buy or sell stock in the future, regardless of subsequent material nonpublic information. All transactions under the Trading Plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission when due.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH AMERICA INTERNATIONAL, INC.

Date: July 31, 2012	By:	/s/ J. Curtis Linscott
J. Curtis Linscott
Executive Vice President, General Counsel & Secretary